EXHIBIT 99.1

PRESS R E L E A S E

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	J. Norman Rokosh	Geoff High
	Chief Executive Officer	303/393-7044
	nrokosh@anlt.com	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS REGAINS COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

SAN ANTONIO, Texas — April 10, 2003 — Analytical Surveys, Inc. (Nasdaq SmallCap Market-ANLT), a provider of customized data conversion and digital mapping services for the geographic information systems (GIS) and related spatial data markets, today announced that it has received notice from the Nasdaq Stock Market that the company has regained compliance with Marketplace Rules 4310(c)(7) and 4310(c)(4). The market value of the company’s publicly held shares and the closing bid price of its common stock have been at or above the minimum requirements of $1,000,000 and $1.00, respectively, for at least 10 consecutive trading days.

“We are very pleased to see our stock recover from the low price of the previous few months,” said Norman Rokosh, President and CEO. “Our company continues to pursue market opportunities in our traditional digital mapping and newly launched data management initiatives. Our focus remains on cost control in this uncertain economy while we build new service lines to better assist our utility customers.”

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. As of January 1, 2003, ASI is headquartered in San Antonio, Texas and maintains facilities in Indianapolis, Indiana and Waukesha, Wisconsin. For more information ,visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company’s actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business—“risk factors” and elsewhere in the Company’s Annual Report on Form 10-K.

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